Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of Spotify Technology S.A. as of February 28, 2018:

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Niland SA	France

S Servicios DeMúsica México S.A. De C.V.	Mexico

Sociedad Recaudadora SSMM México S.A. De C.V.	Mexico

Sonalytic Ltd	United Kingdom

Soundtrap AB	Sweden

Spotify AB	Sweden

Spotify Australia Pty Ltd	Australia

Spotify Austria GmbH	Austria

Spotify Belgium NV	Belgium

Spotify Brasil Serviços De Música LTDA	Brazil

Spotify Canada Inc.	Canada

Spotify Denmark ApS	Denmark

Spotify Dijital Müzik Ticaret ltd. Sti	Turkey

Spotify Finance Ltd	United Kingdom

Spotify Finland OY	Finland

Spotify France SAS	France

Spotify GmbH	Germany

Spotify Hong Kong Limited	Hong Kong

Spotify India Private Ltd	India

Spotify Italy SRL	Italy

Spotify Japan K.K	Japan

Spotify Ltd	United Kingdom

Spotify MENA FZ-LLC	United Arab Emirates

Spotify Netherlands B.V.	Netherlands

Spotify Norway AS	Norway

Spotify Poland Sp. z o.o.	Poland

Spotify Service AB	Sweden

Spotify Singapore Pte Ltd.	Singapore

Spotify South Africa	South Africa

Spotify Spain S.L.	Spain

Spotify Sweden AB	Sweden

Spotify Switzerland AG	Switzerland

Spotify Taiwan Ltd.	Taiwan

Spotify Technology Holding Ltd.	Cyprus

Spotify USA Inc.	Delaware, United States of America

SpotifyOOO	Russia

Tunigo AB	Sweden